UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2011

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On May 5, 2011, PPL Corporation (“PPL” or the “Company”) announced that on Wednesday, May 11, 2011 its Executive Vice President and Chief Financial Officer, Paul A. Farr, will participate in a webcast presentation at the Deutsche Bank Alternative Energy Utilities and Power Conference.  At this conference,  Mr. Farr is expected to reaffirm the Company’s previously announced 2011 ongoing earnings forecast of $2.50 to $2.75 per share and 2011 reported earnings forecast of $2.48 to $2.73 per share.  In addition to this conference, representatives of PPL will be discussing the Company’s business outlook with financial analysts and investors through May 31, 2011.  Unless it publicly discloses otherwise, PPL expects that during these meetings and discussions it will reaffirm the Company’s 2011 earnings forecast. A webcast of the presentation will be available for 30 days following the conference on PPL's Internet Web site:  www.pplweb.com.

Furnished as Exhibit 99.1 is a copy of the slides to be used in connection with Mr. Farr’s presentation.

Correction.

On May 5, 2011, PPL issued a press release announcing its earnings for the quarter ended March 31, 2011, and other business matters.  A copy of the press release was furnished to the Securities and Exchange Commission as Exhibit 99.1 to PPL’s May 5, 2011 Current Report on Form 8-K.  Attached to the press release was certain PPL Corporation and Subsidiaries Condensed Consolidated Financial Information (unaudited) (in millions), a component of which was a table entitled: Operating - Domestic & International Electricity Sales (unaudited).  In that table the amount of 810, representing GWh sales attributable to Domestic Wholesale, PPL EnergyPlus West, for the period ended March 31, 2011, was misstated.  The correct amount for that period is 2,508.  As a result of this correction: (1) the Total for Domestic Wholesale for the 3 Months Ended March 31, 2011 is 17,582 instead of 15,884; (2) the Percent Change for Domestic Wholesale, PPL EnergyPlus West for the 3 Months Ended March 31, 2011 compared to the 3 Months Ended March 31, 2010 is (9.2%) instead of (70.7%); and (3) the Total Percent Change for Domestic Wholesale for the 3 Months Ended March 31, 2011 compared to the 3 Months Ended March 31, 2010 is (11.9%) instead of (20.4%).

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	Slides to be used in presentation by Paul A. Farr at Deutsche Bank Alternative Energy Utilities and Power Conference on May 11, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President and Chief Financial Officer

Dated:  May 9, 2011